Exhibit 10.12

Supplemental Executive Retirement Plan — Executive Officer Participation

The following is a list of the executive officers who participate in the Supplemental Executive Retirement Plan and the applicable benefits schedule identified in the retirement plan for each executive officer.

Executive Officer	Benefits Schedule

Randolph D. Lerner	Corporate Policy Committee
Bruce L. Hammonds	Corporate Policy Committee
John R. Cochran, III	Corporate Policy Committee
Gregg Bacchieri	SERP I
Randall J. Black	SERP II
Douglas R. Denton	SERP I
Louis J. Freeh	SERP I
Charles C. Krulak	SERP I
John W. Scheflen	SERP I
Richard K. Struthers	Corporate Policy Committee
Kenneth A. Vecchione	SERP I
Lance L. Weaver	Corporate Policy Committee